Exhibit 15.1

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 filed April 17, 2012) of AutoZone, Inc. for the registration of debt securities of our reports dated December 15, 2011 and March 8, 2012 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 19, 2011 and February 11, 2012.

/s/Ernst & Young LLP

Memphis, Tennessee

April 17, 2012